Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class*, as follows:

      				Votes for 		Votes withheld
Ravi Akhoury 			2,566,689,700 		3,929,918
Jameson A. Baxter		2,566,704,258 		3,915,360
Charles B. Curtis 		2,566,702,967		3,916,651
Robert J. Darretta 		2,566,745,632 		3,873,986
Myra R. Drucker 		2,566,694,748 		3,924,870
John A. Hill 			2,566,712,158 		3,907,460
Paul L. Joskow 			2,566,754,802 		3,864,816
Elizabeth T. Kennan 		2,566,690,713 		3,928,905
Kenneth R. Leibler 		2,566,733,552 		3,886,066
Robert E. Patterson 		2,566,763,419 		3,856,199
George Putnam, III 		2,566,693,850 		3,925,768
Robert L. Reynolds 		2,566,757,540 		3,862,078
W. Thomas Stephens 		2,566,760,127 		3,859,491
Richard B. Worley 		2,566,734,621 		3,884,997

* Refl ects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for  Votes against  Abstentions   Broker non-votes
420,022    175 		  1,003 	13,483

A proposal to amend the fundamental investment restrictions with respect to investment in commodities was approved as follows:

Votes for  Votes against	 Abstentions 	Broker non-votes
419,171    11 			 2,016 		13,485

All tabulations are rounded to the nearest whole number.